EX-21
(Exhibit 21)      Subsidiaries of Financial Institutions, Inc.

                  Wyoming County Bank (99.65% owned)
                  The National Bank of Geneva (99.10% owned)
                  The Pavilion State Bank (100% owned)
                  First Tier Bank & Trust (100% owned)
                  Bath National Bank (100% owned)
                  Burke Group, Inc. (100% owned)
                  The FI Group, Inc. (100% owned)